EXHIBIT 99.5

                            EXCHANGE AGENT AGREEMENT

                                                                      [Date]

SunTrust Bank, Atlanta
(Address Prior to June 8, 1998)                 (Address On/after June 8, 1998)
58 Edgewood, Room 400                           3495 Piedmont Road
Atlanta, Georgia 30303                          Building 10 - Suite 810
                                                Atlanta, Georgia 30305

Ladies and Gentlemen:

         Smithfield Foods, Inc., a Virginia corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange (i) an aggregate principal amount of up to $200,000,000 of the Company's 7 5/8% Senior Subordinated Notes Due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 7 5/8% Senior Subordinated Notes ("Senior Subordinated Notes"). The terms and conditions of the Exchange Offer as
currently contemplated are set forth in a Prospectus, dated [     ] (the
"Prospectus"), distributed to all record holders of the Senior Subordinated
Notes on [    ]. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

         The Company hereby appoints SunTrust Bank, Atlanta to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to SunTrust Bank, Atlanta.

         The Exchange Offer is expected to be commenced by the Company on or
about [    ]. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Senior Subordinated Notes to accept the Exchange Offer and contains certain instructions with respect to (i) the delivery of certificates for the Exchange Notes tendered in connection therewith and (ii) the book-entry transfer of Exchange Notes to the Exchange Agent's account at the Depository Trust Company ("DTC").

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on
[   ] or on such later date or time to which the Company may extend the Exchange
Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time by giving written notice to you no later than 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Senior Subordinated Notes not theretofore accepted for exchange,

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upon the occurrence of any of the conditions to the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer." The Company will give written notice of any amendment, termination or nonacceptance of Senior Subordinated Notes to you as promptly as practicable.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no event will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Senior Subordinated Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Senior Subordinated Notes by causing the Book-Entry Transfer Facility to transfer such Senior Subordinated Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal, certificates for Senior Subordinated Notes (or confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility), Notices of Guaranteed Delivery or other documents delivered or mailed to you by or for holders of the Senior Subordinated Notes to ascertain whether: (i) the Letters of Transmittal, Notices of Guaranteed Delivery, and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and
(ii) the Senior Subordinated Notes have otherwise been properly tendered. In each case where the Letter of Transmittal, Notice of Guaranteed Delivery, or any other document has been improperly completed or executed or any of the certificates for Senior Subordinated Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4. Final determination of all questions as to the validity, form, eligibility and acceptance for exchange of any tender of Senior Subordinated Notes shall be made by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Senior Subordinated Notes determined by it not to be timely or in proper form or the acceptance of or exchange for which may, in the opinion of the Company's counsel, be unlawful and to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of the Senior Subordinated Notes, and the Company's interpretation of the terms and conditions of the Exchange Offer will be final. Upon notification by any person designated in writing by the Company (a "Designated Officer")

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(such approval, if given orally, to be confirmed in writing) or any other party designated by any such Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Senior Subordinated Notes pursuant to the Exchange Offer.

         5. Tenders of Senior Subordinated Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer --How to Tender" and Senior Subordinated Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Senior Subordinated Notes which any Designated Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         6. You shall advise the Company with respect to any Senior Subordinated Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Senior Subordinated Notes.

         7. You shall accept tenders:

         (a) in cases where the Senior Subordinated Notes are registered in two or more names only if signed by all named holders;

         (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of such person's authority to so act is submitted; and

         (c) from persons other than the registered holder of Senior Subordinated Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

         You shall accept partial tenders of Senior Subordinated Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Senior Subordinated Notes to the transfer agent for split-up and return any untendered Senior Subordinated Notes to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you in writing of the Company's acceptance, promptly after the Expiration Date, of all Senior Subordinated Notes properly tendered and you, on behalf of the Company, will exchange such Senior Subordinated Notes for Exchange Notes and cause such Senior Subordinated Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of the Senior Subordinated Notes tendered, promptly after notice in writing of

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acceptance of said Senior Subordinated Notes by the Company, provided, however, that in all cases, Senior Subordinated Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Senior Subordinated Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees [(or an Agent's Message in lieu thereof)] and any other required documents unless otherwise waived by the Company. You shall accept tendered Senior Subordinated Notes and issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

         10. The Company shall not be required to accept for exchange any Senior Subordinated Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Senior Subordinated Notes tendered shall be given in writing by the Company to you.

         11. If, pursuant to the terms of the Exchange Offer, the Company does not accept for exchange all or part of the Senior Subordinated Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return certificates for those unaccepted Senior Subordinated Notes (or effect the appropriate book-entry transfer of the unaccepted Senior Subordinated Notes), together with any related required documents and the Letter of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Senior Subordinated Notes, unaccepted Senior Subordinated Notes or for Exchange Notes shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14.      As Exchange Agent hereunder you:

         (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Senior Subordinated

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Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no event will your general duty to act in good faith be discharged by the foregoing;

         (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity satisfactory to you;

         (c) may conclusively rely on and shall be fully protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

         (d) may conclusively act upon any tender, statement, request, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

         (e) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any Designated Officer of the Company with respect to the Exchange Offer;

         (f) shall not advise any person tendering Senior Subordinated Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Senior Subordinated Notes; and

         (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

         15. You shall take such action as may from time to time be requested by any Designated Officer of the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, and supplements thereto, the Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Michael H. Cole, Esquire, Corporate Counsel of the Company, and such

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other person or persons as the Company may request, weekly (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the principal amount of the Senior Subordinated Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will inform, and cooperate in making available to, the Company or any other person or persons identified to you by the Company from time to time up to and including to the Expiration Date of such other information as they or such persons reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such persons identified to you by the Company of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Senior Subordinated Notes not tendered or Senior Subordinated Notes not accepted and deliver said list to the Company at least seven days prior to the Expiration Date. You shall also promptly prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Senior Subordinated Notes tendered and the aggregate principal amount of Senior Subordinated Notes accepted and promptly deliver said list to the Company.

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company at the address set forth below for notices.

         18. For services rendered as Exchange Agent hereunder, you shall be entitled to such reimbursement of reasonable out-of-pocket expenses as are set forth on Schedule 1 attached hereto.

         19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         20. The Company agrees to indemnify and hold you (and your officers, directors, employees and agents) harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with

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the performance of your duties hereunder, other than those losses resulting from your negligence, bad faith or willful misconduct.

         21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         22. All communications, including notices, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally with receipt acknowledged, (ii) transmitted by facsimile (which shall be confirmed by telephone and by a writing sent by registered or certified mail on the business day that such facsimile is sent) or
(iii) sent by recognized overnight courier for next business day delivery, addressed to the parties at the addresses or facsimile numbers as any party shall hereafter specify by communication to the other parties in the manner provided herein:

     Company:                Smithfield Foods, Inc.
                             200 Commerce Street
                             Smithfield, Virginia 23430
                             Fax No.: (757) 365-3017
                             Attention: Aaron D. Trub

     with a copy to:         McGuire, Woods, Battle & Boothe, L.L.P.
                             One James Center
                             901 East Cary Street
                             Richmond, Virginia 23219
                             Fax No.: (804) 775-1061
                             Attention: Kevin D. Pomfret, Esquire

     Exchange Agent:         SunTrust Bank, Atlanta
                             (Address Prior to 6/8/98)
                             58 Edgewood, Room 400 - Annex
                             Atlanta, Georgia 30303
                             (Address on/after 6/8/98)
                             3495 Piedmont Road
                             Building 10 - Suite 810
                             Atlanta, Georgia 30305
                             Fax No.: (404) 332-3966 (prior to June 8, 1998)
                             (on/after June 8, 1998 - (404)240-2030)
                             Attention: Ron Painter

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     with a copy to:         Long Aldridge & Norman LLP
                             One Peachtree Center, Suite 5300
                             Atlanta, Georgia 30308
                             Fax No.: (404) 527-4198
                             Attention: Lynn Gavin, Esquire

         23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                       SMITHFIELD FOODS, INC.

                                       By: ___________________________________
                                            Name: Aaron D. Trub
                                            Title: Vice President, Secretary
                                              and Treasurer

Accepted as of the date first
above written

SUNTRUST BANK, ATLANTA

as Exchange Agent

By: ______________________________________
         Name:
         Title:

By: ______________________________________
         Name:
         Title:

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